Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-267258, 333-274079, 333-280020, 333-281438, 333-282921, and 333-283850), Form S-8 (File No. 333-269598 and 333-284058) and Form S-3 (File No. 333-278707) of Asset Entities Inc. (the “Company”) of our report dated March 31, 2025, relating to the audit of the balance sheets of the Company as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
March 31, 2025	Certified Public Accountants
PCAOB ID: 1171